Exhibit 23.4

Consent of Independent Auditors

We have issued our reports dated February 3, 2005 accompanying the financial statements of Tracsat S.A. appearing in the Annual Report of Nexus Telocation Systems Ltd. included in the Annual Report on Form 20-F for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement on Form F-3. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton Argentina S.C.

Buenos Aires, Argentina
June 30, 2005